EXHIBIT 99

201 S. Fourth Street, Martins Ferry, OH 43935 | 888.275.5566 | UnitedBancorp.com

We Are UNITED ... To Better Serve You!

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM	February 18, 2021

United Bancorp, Inc. Declares a Quarterly Cash Dividend of $0.1425 per Common Share Producing a

Forward Yield of 4.32% and Announces a Special Dividend Payment of $0.10 per Common Share

MARTINS FERRY, OHIO ◆◆◆ On February 17, 2021, the Board of Directors of United Bancorp, Inc. (UBCP) declared a first quarter cash dividend of $0.1425, which is payable on March 19, 2021, to shareholders of record on March 10, 2021. At this level, the regular cash dividend produces a forward yield of 4.32% based on the market value at the most recent quarter end.

In addition to this regular cash dividend payment, the Board of Directors of United Bancorp, Inc. also approved a special, one-time dividend of $0.10 per common share, which will also be payable on March 19, 2021, to shareholders of record on March 10, 2021. After not increasing the regular cash dividend payment level for the previous three quarters as a matter of prudence due to the COVID-19 pandemic, The United Bancorp, Inc. Board of Directors approved this special cash dividend based on the Company’s continued solid earnings and strong capital position. Inclusive of the first quarter dividend payments of $0.2425, United Bancorp, Inc. has paid cash dividends of $0.67 over the course of the trailing twelve months compared to total cash dividend payments of $0.555 for the preceding trailing twelve-month period ending in the first quarter of last year, an increase of 20.7%.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $693.4 million and total shareholder’s equity of $68.3 million as of December 31, 2020. Through its single bank charter, Unified Bank, the Company currently has twenty banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. The Company also operates a Loan Production Office in Wheeling, WV (Ohio County). United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.